UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 18, 2001

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (937) 866-6251

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(a) Exhibit 99.1 Summary of Questions and Answers of Don R. Graber

Item 9. Regulation FD Disclosure

The Registrant's Chairman, President and Chief Executive Officer, Don R. Graber, delivered a speech to the Cleveland Society of Security Analysts on January 17, 2001. Following his speech he responded to questions from the audience. A summary of those questions and answers is included herewith as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant	HUFFY CORPORATION

Date: January 18, 2001	By: /s/Robert W. Lafferty Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer

Exhibit 99.1

The following is a summary of the questions and answers following a presentation made by Don R. Graber, Chairman, President and CEO of Huffy Corporation at a January 17, 2001 presentation to the Cleveland Society of Security Analysts:

Question: What is your vision of Huffy Corporation in the next five years?

Answer: Huffy will continue to focus on its current line of business - bicycles, sporting goods and services for retail - and continue the effort to increase earnings and enhance shareholder value.

Question: Given your stronger balance sheet and cash flows, will Huffy Corporation look at doing acquisitions, and if so, what size? If you do not do any acquisitions, will you use cash for dividends or for stock repurchases?

Answer: We would look at acquisitions that are similar to acquisitions that we have done in the past - bolt on acquisitions in the same lines of business that we are in currently. We would look at acquisitions that would be accretive to earnings, either immediately or within the near term, that would be easily assimilated into our existing infrastructure and that would be "digestible" in size. We are not interested in "bet the farm" acquisitions. As to dividends or stock repurchases, assuming that we are successful in re-negotiating the terms of our revolving credit facility, we would consider both; however, we would probably consider reinstating the dividend first.

Question: What is Huffy Corporation intrinsic growth rate?

Answer: The current portfolio of companies is not a high growth portfolio. As you saw from the industry charts that I shared, the bicycle business is a mature business. There is more opportunity for growth in sports or in the service segment. Our current focus is on running these businesses to maximize cash flow and profitability.

Question: Why does Huffy Corporation take that view that sales in 2001 could be will be lower than 2000? Is a there a slowdown in bikes that is being offset by scooters?

Answer: Our current view is that the scooter craze has peaked. Our view is that, like in-lines skates that peaked and then leveled off to a steady state, scooters will level off and there will be a residual business. We have several line extensions and expect scooters to provide both revenue and income for Huffy in 2001. However, we have noticed that in the last several weeks of the year retail sales were slower than initial forecasts and the economy is not as strong as it was in early 2000. We have already seen some shakeout in retail - Bradley's and Montgomery Wards. Our view is that sales could be soft while retailers do whatever it is they do to bring their inventories into line. Frankly, retail sales at Christmas were not a disaster, but we are taking a cautious view of the first half of 2001.

Question: If you anticipate softer sales, how will you continue to grow earnings?

Answer: As I mentioned earlier, we have made enormous progress in reducing fixed costs - shutting down U.S. bicycle manufacturing - and we continue to focus on reducing operating costs. We also work with our supplier base in Asia to continue to improve the margins.

Question: If you are looking at bikes as a cash cow, would you invest in other areas?

Answer: As I mentioned in answer to an earlier question, we would look at businesses that are similar or which would be complimentary to the current business mix. I pointed out that as you move up the retail price ladder, margins tend to improve. We would be interested in higher margin bikes.

Question: You mentioned that bikes sales are relatively flat. How will you increase your market share?

Answer: There is some opportunity to gain share at the higher price points - much as we have done with X-Games(R) and through the acquisition of Royce Union. Trying to gain market share by discounting prices isn't always the best option. We could sell a lot more Royce Union bikes if we sold them through WalMart and Kmart, but you would not like the margins.

Question: What kind of selling and marketing campaigns are you planning? Have you considered using some one like Lance Armstrong, the Tour de France winner as a spokesperson?

Answer: Lance Armstrong was sponsored by Trek in the last Tour de France. We'd love to have Lance Armstrong as a spokesperson, but you are talking about millions of dollars. If we were a major player in the IBD channel, it could make sense. I'm don't think that WalMart or Kmart would accept an increase in their costs for that kind of endorsement!

Question: Would you move Airborne(R) into the IBD channel.

Answer: There is nothing sacred about the $1,000 opening price point on the Airborne(R) brand. There could be an opportunity to fill the gap between the $400 upper end of the Royce Union line to the $1,000 opening price for Airborne(R) bikes. There are a lot of bikes sold in the $400 - $1,000 price range.

Question: Given your commitments to suppliers and the prospect for a slowdown in retail sales, would you comment on your plans for handling your excess inventory?

Answer: Fortunately, we don't make commitments to purchase. We provide our suppliers with a silhouette forecast, but they don't start production until they have a firm purchase order in hand. If business is lower, Huffy simply cuts back on the number of bikes or scooters that we have produced.

Question: You mentioned that Huffy is continuing to work with PaineWebber - UBS Warburg. What are you currently looking at; acquisitions, divestitures, mergers? What basis do you use to compare your value to other companies and what do you think that value is?

Answer: In working with PaineWebber - now UBS Warburg - we have not limited the options that we are willing to consider. We will consider any option that makes sense from an earnings or shareholder value perspective, including mergers, acquisitions, divestitures, or new partners. I don't know where this leads, but we will look at all opportunities. In terms of value, it is difficult to find other publicly traded companies that are a mirror image of Huffy. Working with UBS Warburg we've used a number of alternatives in determining value - multiples of earnings, multiples of EBIT or EBITDA, discounted cash flow, etc. While you can arrive at different answers, depending upon the method you use, the valuations we've seen are in the $12-15 range.